UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 18, 2005

Family Dollar Stores, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-6807	56-0942963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 1017, 10401 Monroe Road Charlotte, North Carolina		28201-1017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:           (704) 847-6961

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

1.                                       Stock Option Acceleration Program.

On August 18, 2005, the Compensation Committee of the Board of Directors of the Company approved the acceleration of the vesting date of certain previously issued and outstanding options under the 1989 Non-Qualified Stock Option Plan (the “Plan”), effective as of August 26, 2005.  The accelerated vesting program applies to: (i) all unvested options that currently have an exercise price in excess of $40.00/share (the “$40 options”), including options held by named executive officers of the Company, as described below; and (ii) all unvested options that are “underwater” (i.e. the options have an exercise price in excess of the market value of the stock, determined as of August 26, 2005) and are held by employees at the level of manager or below (the “employee options”). The exact number and identification of the employee options subject to the accelerated vesting program will be determined by the management of the Company in connection with the development of certain changes in the Company’s compensation programs prior to the Company’s 2005 fiscal year-end.

Because most of these options are significantly underwater, the Company believes that these options no longer provide a retention incentive for employees at the level of manager or below and that the acceleration program will have a positive effect on employee morale.  For employees over the level of manager, the Company believes that, with the exception of the $40 options, outstanding options continue to provide an appropriate retention incentive. The Company also implemented the acceleration program for the purpose of reducing the compensation expense the Company would otherwise be required to recognize as a result of the Company’s adoption, effective for its fiscal year commencing August 28, 2005 (the “2006 fiscal year”), of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard No. 123R (revised 2004), “Share-Based Payment” (“FAS 123R”), which, under the modified prospective transition method, requires the expensing of unvested stock options in the first fiscal year of a company beginning after June 15, 2005.  Currently, the Company accounts for options using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and provides footnote disclosure of the compensation expense associated with stock options.  The future expense that will be eliminated as a result of the option acceleration program is currently estimated to be approximately $12.8 million, or $8.1 million net of taxes (of which approximately $2.5 million, or $1.6 million net of taxes, is attributable to $40 options held by named executive officers) over a period of four years during which the options would have vested, subject to determination of the exact number of options subject to the acceleration program and the impact of additional adjustments related to cancellation of certain options.  The elimination of this future expense will be substantially offset by additional compensation expense the Company expects to incur in connection with new compensation programs being developed for implementation during the 2006 fiscal year, which are designed to improve the linkage between pay and performance.

The following $40 options are held by the current named executive officers of the Company: Howard R. Levine - 200,000 shares and R. James Kelly – 110,000 shares.  In addition, 95,000 $40 options are held by George R. Mahoney, who was a named executive officer of the Company prior to his retirement in May 2005.  The $40 options held by the named executive officers were granted on September 29, 2003, and have an exercise price of $40.75. Absent this acceleration program these $40 options would have vested as follows:  40% in September 2005 and 30% in each of September 2006 and 2007.  These $40 options will expire on September 28, 2008. As a condition to such acceleration, Messrs. Levine and Kelly may not sell shares acquired upon the exercise of the $40 options (other than shares to cover the exercise price and satisfy withholding taxes) until the occurrence of the date on which such options would have vested under the original vesting schedule, or, if earlier, the termination of such executive's employment with the Company.

2.                                       Modification of Lead Director Compensation.

On August 18, 2005, the Company’s Board of Directors (the “Board”), upon the recommendation of the Board’s Compensation Committee, approved a change in the compensation of the Company’s Lead Director.  Effective as of July 1, 2005, the Lead Director will receive an annual cash retainer in the amount of $12,000 (payable quarterly in arrears), in addition to all other non-employee director compensation, which remains unchanged from the amounts set forth in the Company’s Form 8-K report filed January 21, 2005.

There is no written agreement with respect to compensation payable to the Lead Director.  A copy of the resolution approving the terms of the compensation described above is attached as Exhibit 10.1 and is incorporated herein by reference.

3.                                       Employment Agreements with Howard R. Levine and R. James Kelly.

On August 18, 2005, with the unanimous approval of the independent directors of the Board, upon the recommendation of the Board’s Compensation Committee, the Company entered into new employment agreements with Chairman and Chief Executive Officer Howard R. Levine, (the “Levine Agreement”), and Vice-Chairman and Chief Administrative and Financial Officer, R. James Kelly (the “Kelly Agreement,” and together with the Levine Agreement, the “Employment Agreements”).   Following a report from HayGroup, Inc., the Compensation Committee of the Board reviewed the terms and conditions of the Employment Agreements and recommended to the Board that they be approved.  The Employment Agreements (which are substantially identical) replace the prior employment agreements between the Company and each of Messrs. Levine and Kelly.

The Employment Agreements provide for a one year rolling term, which automatically extends each month for an additional month; provided, however, that either party may terminate the extensions by providing written notice to the other party.  The Employment Agreements also provide that Messrs. Levine and Kelly will be paid a weekly base salary, as established by the Board.  The base salary will be reviewed each year by the Board when it conducts its annual review of executive compensation.  Messrs. Levine and Kelly will also be eligible to participate in the Company’s Incentive Profit Sharing Plan (as may be amended or modified from time-to-time).  Subject to certain terms and conditions contained therein, the Employment Agreements state that the Company will pay severance of one year’s base salary to Messrs. Levine and Kelly if the Company terminates either Agreement prior to its expiration; provided that such termination is not for Cause or a result of Medical Disability (as defined in the Employment Agreements). The Employment Agreements also provide for payments of pro rata bonus amounts under the Company’s Incentive Profit Sharing Plan upon a termination of the employee that is not for Cause.  The Employment Agreements prohibit Messrs. Levine and Kelly from engaging in activities that compete with the Company and from soliciting employees of the Company for one year after the termination of their respective agreements, regardless of the reason for termination.

The foregoing does not constitute a complete summary of the terms of the Employment Agreements, and reference is made to the complete text of each Agreement which in the case of the Levine Agreement is attached hereto as Exhibit 10.2, and in the case of the Kelly Agreement, is attached hereto as Exhibit 10.3.

Item 1.02   Termination of a Material Definitive Agreement.

The entry into the Employment Agreements by Messrs. Levine and Kelly, as described in Item 1.01, terminates the prior employment agreements (and all amendments thereto) entered into between the Company and Mr. Levine, and the Company and Mr. Kelly, respectively.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 1.02.

Item 7.01   Regulation FD Disclosure.

On August 19, 2005, the Company issued a news release announcing that its Board of Directors had approved an increase in the Company’s stock repurchase program, authorizing the repurchase of up to $300 million of the Company’s common stock in addition to previously announced authorizations.  The funds for such repurchase program will be derived from the Company’s cash from operations and borrowings.

A copy of the news release is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(c)  Exhibits

10.1	Resolution of the Board of Directors of Family Dollar Stores, Inc., adopted August 18, 2005

10.2	Employment Agreement dated August 18, 2005, between the Company and Howard R. Levine

10.3	Employment Agreement dated August 18, 2005, between the Company and R. James Kelly

99	News Release dated August 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMILY DOLLAR STORES, INC.
(Registrant)

Date: August 23, 2005	By:	/s/ Janet G. Kelley
Janet G. Kelley
Senior Vice President-General Counsel

Exhibit Index

Exhibit No.	Document Description

10.1	Resolution of the Board of Directors of Family Dollar Stores, Inc., adopted August 18, 2005

10.2	Employment Agreement dated August 18, 2005, between the Company and Howard R. Levine

10.3	Employment Agreement dated August 18, 2005, between the Company and R. James Kelly

99	News Release dated August 19, 2005